Exhibit 10 (uu)

EXECUTION COPY

THE EATON PUERTO RICO
RETIREMENT SAVINGS PLAN
(April 1, 2013 Restatement)

TABLE OF CONTENTS
ARTICLE I PURPOSE

1.01	Purpose 2

ARTICLE II DEFINITIONS	2

2.01	Account 2

2.02	Administrator 3

2.03	Affiliated Corporation 4

2.04	Amount Credited 4

2.05	Basic Allotment 4

2.06	Beneficiary 4

2.07	Board 4

2.08	Code and PRIRC 4

2.09	Committee 4

2.10	Company 4

2.11	Eaton 4

2.12	Eaton Common Shares 5

2.13	Eaton Retirement Contributions 5

2.14	Eligible Employee 5

2.15	Employing Companies 5

2.16	Employing Company Contributions 6

2.17	Enrollment Date 6

2.18	ERISA 6

2.19	Fund or Funds 6

2.20	Highly Compensated Employee 6

2.21	Hour of Service 7

2.22	Investment Committee 7

2.23	Non‑Vested Portion 7

2.24	Participating Employee 7

2.25	Payroll Office 7

2.26	Plan 8

2.27	Plan Administrator 8

2.28	Plan Year 8

2.29	Prior Employing Company 8

2.30	Prior Plan 8

2.31	Prescribed Form 8

2.32	Regular Stated Salary 8

2.33	Rollover Amounts 8

2.34	Retirement Compensation 9

2.35	Supplementary Allotment 9

2.36	Total Compensation 9

2.37	Trustee 9

2.38	Trust Fund 9

2.39	Valuation Date 9

2.40	Vested Portion 10

2.41	Years of Service 10

ARTICLE III SERVICE	10

3.01	Definitions 10

3.02	Crediting of Hours of Service 11

3.03	Crediting of Continuous Service 12

3.04	Years of Service 12

ARTICLE IV WHAT ELIGIBLE EMPLOYEES MUST DO TO PARTICIPATE IN THE PLAN	12

4.01	Election to Participate 12

4.02	Time for Making Election 13

4.03	Application for Participation 13

4.04	Determination of Eligibility 13

4.05	Rollover Before Electing to Participate 13

4.06	Rehired Employees 14

4.07	Automatic Enrollment 14

ARTICLE V ALLOTMENTS FROM PAY/ROLLOVERS	16

5.01	Basic Allotments 16

5.02	Supplementary Allotments 16

5.03	Limitations on Contributions 16

5.04	Payments into the Plan 17

5.05	Vesting of Allotments 17

5.06	Change in Rate of Allotments 17

5.07	Rollovers 18

5.08	The Committee’s Right to Redesignate or Return Contributions 18

5.09	Limitation on Basic and Supplementary Allotments 18

5.10	Definitions 19

5.11	Insufficient Pay 19

ARTICLE VI LIMITATION OF CREDITS TO PARTICIPATING EMPLOYEE’S ACCOUNT	20

6.01	Percentage and Dollar Limitations 20

6.02	Definition of Amounts Credited 20

6.03	Definition of Total Compensation 20

6.04	Reduction of Amounts Credited to Comply with Article VI Limitations 21

ARTICLE VII EMPLOYING COMPANY AND EATON RETIREMENT CONTRIBUTIONS	22

7.01	Amount of Employing Company Contributions 22

7.02	Eaton Retirement Contributions 22

7.03	Vesting of Employing Company and Eaton Retirement Contributions 23

7.04	Additional Vesting Rules 24

7.05	Military Service 24

ARTICLE VIII INVESTMENT OF ACCOUNTS	25

8.01	Initial Election 25

8.02	Changes in Investment Election 25

8.03	Changes in Investment of Account Balances 26

8.04	No Investment Election/Invalid Investment Election 26

8.05	Diversification of Eaton Common Shares 26

8.06	Investment in Puerto Rico Property 27

ARTICLE IX VOTING RIGHTS; TENDER OFFERS AND ERISA SECTION 404(c)	27

9.01	Voting Rights. 27

9.02	Tenders and Exchanges. 29

9.03	Information Provided Under ERISA Section 404(c). 34

ARTICLE X ACCOUNTS AND RECORDS OF PLAN	36

10.01	Accounts and Records 36

10.02	Payment of Fees and Expenses 36

10.03	Valuation; Allocation of Investment Earnings and Losses 36

10.04	Valuation of Investments and Credits to Accounts. 37

ARTICLE XI WITHDRAWAL AND DISTRIBUTION	37

11.01	Payments 37

11.02	Withdrawals During Employment. 38

11.03	Effect of Withdrawals 41

11.04	Distribution upon Retirement or Termination. 41

11.05	Distribution on Death of a Participating Employee 42

11.06	Restoration of Forfeited Amounts 42

11.07	HEART Act Reservist Withdrawals 42

11.08	Direct Rollovers 43

ARTICLE XII APPLICATION OF FORFEITED CONTRIBUTIONS	44

12.01	Application of Forfeited Amounts 44

ARTICLE XIII ADMINISTRATION BY TRUSTEE	45

13.01	Trust Agreements 45

13.02	Temporary Investments and Uninvested Funds 45

13.03	Audit of the Plan 46

ARTICLE XIV TRANSFERS AMONG AFFILIATED COMPANIES	46

14.01	General Rule 46

14.02	Transfer to Affiliated Corporation of Eaton Corporation Which is Not an Employing Company 46

14.03	Transfer from an Affiliated Corporation of Eaton Corporation which is not an Employing Company 46

ARTICLE XV DESIGNATION OF BENEFICIARIES	47

15.01	Designation of Death Benefit Beneficiary 47

15.02	Forms to be Used 47

15.03	Failure to Designate Beneficiary; Disputes 48

ARTICLE XVI BENEFITS NOT ASSIGNABLE	48

16.01	No Assignment 48

ARTICLE XVII MODIFICATION OR MERGER OF PLAN	48

17.01	Modification 48

17.02	Notice of Modification 49

17.03	Merger; Spin-Off 49

ARTICLE XVIII DISCONTINUANCE AND TERMINATION	49

18.01	Discontinuance and Termination 49

ARTICLE XIX ADMINISTRATION	50

19.01	Committee 50

19.02	Fiduciary Responsibility. 50

19.03	Committee Power and Rules 51

19.04	Reliance 52

19.05	Indemnification 53

19.06	Claims Review Procedure 53

19.07	Additional Capacities 55

19.08	Notices to Committee 55

19.09	Governing Law 55

19.10	Notices to Participating Employees 55

19.11	Commonwealth of Puerto Rico Secretary of the Treasury 56

19.12	Rights Terms 56

19.13	Issuance of Eaton Common Shares 57

APPENDIX A    45

THE EATON PUERTO RICO
RETIREMENT SAVINGS PLAN
(April 1, 2013 Restatement)

Introduction

For periods prior to January 1, 2011, Eaton Corporation (“Eaton”) sponsored the Eaton Electrical de Puerto Rico Inc. Retirement Savings Plan (known for periods prior to January 1, 2006 as the Cutler-Hammer de Puerto Rico Inc. Retirement Savings Plan) (the “Prior Plan”). The Prior Plan was qualified under both Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and under Sections 1(a) and (e) of the Puerto Rico Internal Revenue Code of 1994, as amended. The Prior Plan covered certain Employees who are bona fide residents of Puerto Rico who perform all of their services in Puerto Rico.
Subsequent to the publication of Revenue Ruling 2008-40, Eaton determined to use the transitional relief provisions thereunder, and Cutler-Hammer Electrical Company (the “Company”) determined to establish The Eaton Puerto Rico Retirement Savings Plan (the “Plan”) effective as of the close of business on December 31, 2010 (the “Effective Date”). All assets and liabilities of the Prior Plan relating to Employees who are bona fide residents of Puerto Rico who perform all of their services for the employer in Puerto Rico, including assets and liabilities relating to similarly situated former Employees, were transferred to the Plan as of the Effective Date. On and after the Effective Date, Eligible Employees who are bona fide residents of Puerto Rico who perform all of their services for the employer in Puerto Rico will be eligible to accrue benefits solely under the Plan.
The Company established the Plan effective as of the close of business on December 31, 2010. The provisions of the Plan are intended to carry forward the provisions of the Prior Plan for the eligible group. In connection with the transfer of assets and liabilities referenced above, effective as of the close of business on December 31, 2010, each Participating Employee had the same account balance under the Plan as of the close of business on December 31, 2010 as such Participating Employee had under the Prior Plan immediately prior to such transfer. Notwithstanding any other provision of the Plan to the contrary, in no event shall such transfer of assets and liabilities result in the duplication of any benefit under the Plan or the Prior Plan.
Subsequent to the Effective Date, the Puerto Rico Internal Revenue Code of 2011 (the “PRIRC”) was adopted superseding the Puerto Rico Internal Revenue Code of 1994 in a variety of respects. The Plan was restated, effective January 1, 2011, to reflect new provisions of law, as well as for other purposes. The Plan, as restated, was subsequently further amended primarily for the purposes of reflecting legislation that made technical corrections to the PRIRC and changes in the corporate structure of Eaton and its affiliates. It is now desired to amend and restate the provisions of the Plan, effective April 1, 2013, to reflect the addition of Eaton Retirement Contributions, as well as for other purposes.
Notwithstanding the fact that the Plan contains references to the Code, the Plan is not intended to be qualified under Section 401(a) of the Code. Instead, the Plan is intended to be qualified only under Sections 1081.01(a) and (d) of the PRIRC. No provision of the Plan shall be construed so as to cause the Plan to be qualified under Section 401(a) of the Code.

ARTICLE I

PURPOSE
1.01    Purpose. The purpose of The Eaton Puerto Rico Retirement Savings Plan (the “Plan”) is to provide a convenient way for Eligible Employees to accumulate capital on a regular and long-term basis and to provide for the retirement of the Eligible Employees of the Employing Companies.
Nothing contained in this Plan shall require the Employing Companies to retain any Eligible Employee in its service, or shall be construed as a contract of employment between the Employing Companies and any Eligible Employee, or as a limitation of the right of the Employing Companies to discharge any of its Eligible Employees, with or without cause.
This Plan is intended to be qualified under Section 1081.01(a) and (d) of the PRIRC. The Trust established in connection therewith is intended to be exempt from taxation under Section 1101.01(a)(4)(D) and 1081.01(a) of the PRIRC. The Plan and Trust are intended to comply with applicable requirements of ERISA.

ARTICLE II

DEFINITIONS
Wherever used herein, a pronoun or adjective in the masculine gender includes the feminine gender, the singular includes the plural, and the following meanings unless a different meaning is clearly required by the context:
2.01    “Account“ shall mean the separate account maintained under the Plan for each Participating Employee that represents the Participating Employee’s total proportionate interest in the Trust Fund as of any Valuation Date. A Participating Employee’s Account consists of the sum of the following subaccounts:
(a)    “Allotments Account” shall mean the portion of the Participating Employee’s Account that evidences the value of the Participating Employee’s Basic and Supplementary Allotments, including any gains and losses of the Trust Fund attributable thereto.
(b)    “Eaton Retirement Contributions Account” shall mean the portion of the Participating Employee’s Account that evidences the value of the Eaton Retirement Contributions made on behalf of the Participating Employee, including any gains and losses of the Trust Fund attributable thereto.
(c)    “Employing Company Contributions Account” shall mean the portion of the Participating Employee’s Account that evidences the value of the Employing Company Contributions made on behalf of the Participating Employee, including any gains and losses of the Trust Fund attributable thereto.

(d)    “Rollover Account” shall mean the portion of the Participating Employee’s Account that evidences the value of any Rollover Amount, including any gains and losses of the Trust Fund attributable thereto.
(e)    “Company Contributions Transferred from Westinghouse” shall mean the portion of the Participating Employee’s Account that evidences the value of any company match allocated to Participating Employees prior to February 1, 1994, including any gains and losses of the Trust Fund attributable thereto.
2.02    “Administrator“ shall mean Eaton unless Eaton designates another person or persons to act as such.
2.03    “Affiliated Corporation“ shall mean any corporation or business which would be aggregated with an Employing Company for a relevant purpose under Section 1081.01(a)(14) of the PRIRC.
2.04    “Amount Credited“ for the purpose of Article V shall have the meaning set forth in Section 6.02.
2.05    “Basic Allotment“ shall mean the amounts described in Section 5.01.
2.06    “Beneficiary    “ shall mean any person entitled under this Plan to receive benefits upon the death of a Participant.
2.07    “Board    “ shall mean the Board of Directors of Eaton Corporation plc.
2.08    “Code” and “PRIRC    “ shall mean, respectively, the United States Internal Revenue Code of 1986 as amended from time to time and in effect, and the Puerto Rico Internal Revenue Code of 2011 as amended from time to time and in effect.
2.09    “Committee“ shall mean the Pension Administration Committee appointed by the Board.
2.10    “Company“ shall mean Cutler-Hammer Electrical Company, and any successor thereto, which is or becomes the Plan Sponsor.
2.11    “Eaton    “ means Eaton Corporation and any successor thereto.
2.12    “Eaton Common Shares“ shall mean the fund maintained by the Trustee consisting of Eaton Common Shares and cash or cash equivalents. Eaton Common Shares are purchased with the money invested in this fund and dividends are reinvested to purchase additional shares. Appreciation or depreciation is determined by the performance of Eaton Common Shares on the New York Stock Exchange (NYSE). “Eaton Common Shares” or “Eaton Shares” shall mean ordinary shares, nominal value of $0.01 per share in Eaton Corporation plc.
2.13    “Eaton Retirement Contributions“ shall mean the contributions made by the Employing Companies as described in Section 7.02.
2.14    “Eligible Employee“ shall mean an employee rendering service in Puerto Rico who is an employee in the service of an Employing Company on a full-time basis and who is not covered under a collective bargaining agreement unless retirement benefits were not the subject of good faith bargaining or the collective bargaining agreement calls for coverage under the Plan.

For these purposes, an employee shall be considered in the service of an Employing Company on a full-time basis if he works with an Employing Company 40 hours or more per week. Casual, temporary or leased employees shall not be considered as Eligible Employees.
2.15    “Employing Companies“ shall mean Eaton, the Company, and any other Affiliated Corporation which has employees rendering service in Puerto Rico which have been designated by Eaton or the Committee as eligible to participate in the Plan as listed in Appendix A attached hereto. Appendix A may be amended in the future by Eaton or the Committee to include or exclude from participation in the Plan any of its Affiliated Corporations.
2.16    “Employing Company Contributions    “ shall mean the contributions made by the Employing Companies as described in Section 7.01.
2.17    “Enrollment Date“ shall mean for periods after December 31, 2010, January 1, 2011, or any date thereafter.
2.18    “ERISA“ shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import.
2.19    “Fund” or ”Funds    “ shall mean the Fixed Income Fund, Eaton Common Shares Fund, Stock Index Fund, Balanced Index Fund, Developed Markets Index Fund, or such other funds as the Committee may designate in its discretion.
2.20    “Highly Compensated Employee“ shall mean an employee of an Employing Company or an Affiliated Corporation who:
(a)    during the current Plan Year, is an officer of an Employing Company or an Affiliated Corporation;
(b)    during the current Plan Year owns more than five-percent (5%) of shares with voting rights or owns more than five percent (5%) of the total value of all classes of employer shares; or
(c)    during the preceding year received compensation (based on any measure of compensation permissible for this purpose under PRIRC) in excess of the applicable limit for the particular taxable year under Section 414(q)(1)(B) of the Code, as adjusted by the U.S. Internal Revenue Service.

2.21    “Hour of Service“ shall mean with respect to a person each hour, if any, that may be credited to him in accordance with the provisions of Article III.
2.22    “Investment Committee“ shall mean the Investment Committee appointed by the Board to which various fiduciary functions relating to the control and management of assets of the Plan have been allocated.
2.23    “Non‑Vested Portion    “ shall mean Account balances which are attributable to Employing Company Contributions and Eaton Retirement Contributions which have not become Vested in accordance with Article VII.

2.24    “Participating Employee“ shall mean an Eligible Employee who has elected (or who is deemed to have elected) to participate in the Plan as provided under Article IV or who is an ERC Eligible Participant under Section 7.02 and whose participation has not terminated as provided in the Plan.
2.25    “Payroll Office“ shall mean the Eligible Employee’s payroll office, as designated by the Employing Company.
2.26    “Plan    “ shall mean The Eaton Puerto Rico Retirement Savings Plan.
2.27    “Plan Administrator    “ shall mean the Committee.
2.28    “Plan Year“ shall mean the calendar year.
2.29    “Prior Employing Company    “ shall mean Westinghouse de Puerto Rico, Inc.
2.30    “Prior Plan“ shall mean the Eaton Electrical de Puerto Rico Inc. Retirement Savings Plan.
2.31    “Prescribed Form“ shall mean an administrative form prepared and made available by the Committee, which may be prescribed by the Administrator for use in applying for a benefit or making a beneficiary designation under the Plan.
2.32    “Regular Stated Salary“ shall mean an Eligible Employee’s regular stated salary payable for services rendered as an Eligible Employee, by an Employing Company, as determined from his payroll records, and shall include only base salary (but may include “differential pay” for those on active duty for a period of more than 30 days in uniformed services (as defined in Chapter 43 of Title 38 of the United States Code)).
2.33    “Rollover Amounts“ shall mean that portion of a qualifying rollover distribution from a qualified stock bonus, pension or profit sharing plan to the extent said amounts have not been subject to taxation under the PRIRC, which an Eligible Employee of an Employing Company has elected to transfer to this Plan pursuant to Section 5.07.
2.34    “Retirement Compensation“ shall mean Total Compensation as described in Section 6.03, except that a bonus paid under the Executive Incentive Compensation Plan shall be included, provided that if payment of such a bonus is deferred at the election of the Participating Employee, such amount shall not be included in Retirement Compensation for any year. Notwithstanding any provision of the Plan to the contrary, the Retirement Compensation of a Participating Employee for a Plan Year shall not include any amount in excess of the applicable limit for the particular taxable year under Section 401(a)(17) of the Code, as adjusted by the U.S. Internal Revenue Service.
2.35    “Supplementary Allotment“ shall mean the amounts described in Section 5.02.
2.36    “Total Compensation    “ shall have the meaning set forth in Section 6.03.
2.37    “Trustee“ shall mean the trustee under the trust agreement referred to in Section 13.01.
2.38    “Trust Fund“ shall mean the trust fund established under Article XIII to hold the assets of the Plan.

2.39    “Valuation Date“ shall mean each business day, unless it shall be impracticable, in the sole judgment of the Trustee, to obtain a valuation on any business day in which event it shall be the next business day for which such a valuation may be obtained.
2.40    “Vested Portion“ shall mean the portion of the Participating Employee’s Employing Company Contribution Account and Eaton Retirement Contributions Account in which the Participating Employee has a nonforfeitable interest as provided in Article VII, plus the aggregate balance of the Participating Employee’s Allotments Account, Company Contributions Transferred from Westinghouse and Rollover Account.
2.41    “Years of Service“ for the purpose of the Plan shall mean, except as hereinafter provided, an Eligible Employee’s period of employment with an Employing Company or an Affiliated Corporation determined in accordance with Article III. For this purpose, the years of service with the Prior Employing Company, immediately prior to February 1, 1994, will be considered. In no event shall a person have less service under the Plan following the transfer of assets and liabilities from the Prior Plan to the Plan than he had immediately prior to such transfer. Notwithstanding any other provision to the Plan to the contrary, if as a result of a Plan amendment or a transfer from employment covered under another qualified plan maintained by the Employing Companies, the service crediting method applicable to an Employee changes from one method to another, he shall be credited with Years of Service no less favorable than that required in accordance with regulations under ERISA.

ARTICLE III

SERVICE
3.01    Definitions. For purposes of this Article III, the following terms have the following meanings:
(a)    The “continuous service” of an employee means the service credited to him in accordance with the provisions of Section 3.03.
(b)    The “employment commencement date” of an employee means the date he first completes an Hour of Service.
(c)    The “reemployment commencement date” of an employee means the first date following a severance date on which he again completes an Hour of Service.
(d)    The “severance date” of an employee means the date on which he retires, dies, or his employment with an Employing Company and all Affiliated Corporations is otherwise terminated, provided, however, that if he terminates employment with or is absent from work with an Employing Company and all Affiliated Corporations on account of service with the armed forces of the United States, he shall not incur a severance date if he is eligible for reemployment rights under the Uniformed Services Employment and Reemployment Rights Act of 1994 and he returns to work with an Employing Company or an Affiliated Corporation within the period during which he retains such reemployment rights.
3.02    Crediting of Hours of Service    . A person shall be credited with an Hour of Service for each hour for which he is paid, or entitled to payment, for the performance of duties for an Employing Company or an Affiliated Corporation. Except as otherwise specifically provided with respect to predecessor employers, Hours of Service shall not be created for employment with a corporation or business prior to the date such corporation or business becomes an Affiliated Corporation. For purposes of this Section 3.02, in the case of an Eligible Employee who was employed by Cooper on November 29, 2012, Hours of Service shall be credited for service with Cooper prior to that date, and “Cooper” shall mean Cooper US, Inc. and each entity which was a member of the controlled group of corporations of which Cooper US, Inc. was a member under the provisions of Section 414(b) or (c) of the Code on November 29, 2012, including any entity into which such an entity may be merged or consolidated after November 30, 2012.
3.03    Crediting of Continuous Service. A person shall be credited with continuous service for the aggregate of the periods of time between his employment commencement date or any reemployment commencement date and the severance date that next follows such employment commencement date or reemployment commencement date; provided, however, that an employee who has a reemployment commencement date within the 12‑consecutive‑month period following the earlier of the first date of his absence or his severance date shall be credited with continuous service for the period between such severance date and reemployment commencement date.
3.04    Years of Service. An employee shall be credited with Years of Service equal to his continuous service.

ARTICLE IV

WHAT ELIGIBLE EMPLOYEES MUST DO TO PARTICIPATE IN THE PLAN
4.01    Election to Participate    . An Eligible Employee may elect to participate in the Plan, immediately upon employment or on any Enrollment Date thereafter. Such election shall be made by authorizing a Basic Allotment in accordance with Section 5.01 and by directing the investment of all allotments in accordance with Section 8.01. For purposes of this Section 4.01, elections in effect under the Prior Plan on the Effective Date shall be given effect as if made under this Plan.
4.02    Time for Making Election. An election pursuant to Section 4.01 shall be made in accordance with rules prescribed by the Administrator. The election made by an Eligible Employee shall become effective as soon as administratively practicable in accordance with procedures established by the Administrator.

4.03    Application for Participation. In order to become a Participating Employee hereunder, but subject to the provisions of Section 4.07 to the extent applicable, each Eligible Employee shall make application for participation in the Plan and agree to the terms hereof. Upon the acceptance of any benefits under this Plan, such Employee shall automatically be deemed to have made application and shall be bound by the terms and conditions of the Plan and all amendments hereto. For purposes of this Section 4.03, application made under the Prior Plan shall be given effect as if made under this Plan.
4.04    Determination of Eligibility. The Administrator shall determine the eligibility of each Employee for participation in the Plan based upon information furnished by the Employing Company. Such determination shall be conclusive and binding upon all persons, as long as the same is made pursuant to the Plan.
4.05    Rollover Before Electing to Participate. An Eligible Employee who is not a Participating Employee (within the definition of Section 2.24) but who nevertheless has made a rollover into the Plan under Section 5.07 shall, solely for the purpose of his Rollover Amount, be considered to be a Participating contributing Employee. Such Eligible Employee shall become a Participating contributing Employee when he subsequently elects to participate under Section 4.01.
4.06    Rehired Employees. In the event a Participating Employee’s employment terminates and he is subsequently reemployed by an Employing Company, and becomes again an Eligible Employee, such employee shall be eligible to become a Participating Employee immediately and the previous period of Service shall be reinstated and utilized in making any subsequent determination of any vested benefit right he may have acquired with respect to the Employing Company Contributions Account and Eaton Retirement Contributions Account. In the case of a Participating Employee who separates from employment with the Employing Company and who is subsequently rehired within a 30 day administrative period following the date such separation occurred, his participation in the Plan shall immediately resume based on the authorization of Basic Allotments and Supplementary Allotments he has in effect on the date of his separation. In the case of a Participating Employee who separates from employment with the Employing Company and who is subsequently rehired after such 30 day administrative period, his participation in the Plan may resume immediately upon entering into a new authorization for Basic Allotments, and the automatic enrollment provisions of Section 4.07 shall not apply.
4.07    Automatic Enrollment    . Notwithstanding anything in this Article IV to the contrary, for each Eligible Employee who is first hired on or after April 1, 2011, and who fails to affirmatively elect to participate in the Plan and fails to affirmatively decline participation in the elective features of the Plan within 30 days from the date he is first eligible to become a Participating Employee, such Eligible Employee will be deemed to have authorized Basic Allotments from pay in an amount equal to 6% of Total Compensation. An Eligible Employee’s deemed election under this Section 4.07 shall commence as soon as administratively practicable after the 30th day following the date on which he is first eligible to become a Participating Employee, provided that the Eligible Employee remains actively employed on that date. A Participating Employee’s subsequent election to change or suspend his rate of Basic Allotments will apply on the prospective basis only. Any change or suspension of a Participating Employee’s deemed authorization will be effective as soon as administratively practicable after the Administrator receives notice of the revocation or change.
At the time an Eligible Employee becomes eligible to participate in the Plan, the Administrator shall provide the Eligible Employee with a notice explaining the automatic amount by which his Total Compensation shall be reduced for purposes of Basic Allotments in accordance with this Section 4.07, and the Eligible Employee’s right to affirmatively elect either a different contribution amount or no contribution amount. This notice shall describe the procedures for making such an election and the period in which such an election may be made. In addition, the Administrator shall provide annual notice to Eligible Employees who are deemed to have authorized Basic Allotments under this Section 4.07 and who have not subsequently modified that authorization to inform them of the amount by which their Total Compensation is being reduced for purposes of Basic Allotments and their right to change such amount as provided in the Plan.

ARTICLE V

ALLOTMENTS FROM PAY/ROLLOVERS
5.01    Basic Allotments. Allotments shall be made from pay received in each payroll period. Eligible Employees may, subject to the limitations contained in the Plan, authorize Basic Allotments from pay in amounts equal to 1%, 2%, 3%, 4%, 5% or 6% of Total Compensation. Such Basic Allotment shall be considered an elective “cash or deferred arrangement” under Section 1081.01(d) of the PRIRC.
5.02    Supplementary Allotments. An Eligible Employee who has authorized the maximum Basic Allotment in accordance with Section 5.01 may, subject to the limitations contained in the Plan, authorize Supplementary Allotments in amounts equal up to 24% of Total Compensation. Such Supplementary Allotment shall be considered an elective “cash or deferred arrangement” under Section 1081.01(d) of the PRIRC.
5.03    Limitations on Contributions. An Eligible Employee shall be entitled to contribute to the Plan only through payroll deductions except as allowed by Section 5.07 of the Plan. Notwithstanding the foregoing, for taxable years beginning January 1, 2012, the sum of Basic and Supplementary Allotments, Employing Company Contributions and Eaton Retirement Contributions made on behalf of a Participating Employee shall not exceed the lesser of:
(a)    the applicable limit for the particular taxable year under Section 415(c) of the Code, as adjusted by the U.S. Internal Revenue Service; or
(b)    100% of such Participating Employee’s compensation during taxable year.

For purposes of this Section 5.03, “compensation” will be computed based on the calendar year and will include the amount of any Basic and Supplemental Allotments and any such elective contributions under any other defined contribution plan maintained by an Affiliated Corporation which is required to be aggregated as a single plan for this purpose.
5.04    Payments into the Plan. Basic Allotments and Supplementary Allotments shall be remitted by the Employing Company to the Trustee as soon after the date an amount would otherwise be paid to an Employee as it can reasonably be separated from Employing Company assets. Employing Company Contributions and Eaton Retirement Contributions with respect to a Plan Year shall be determined and paid by an Employing Company to the Trust no later than the due date (including extensions) for filing the Employing Company’s income tax return for the taxable year coinciding with such Plan Year.
5.05    Vesting of Allotments    . Basic Allotments, Supplementary Allotments, Rollover Account and Company Contributions Transferred from Westinghouse shall be Vested at all times and shall not be subject to forfeiture. The Employing Company Contributions Account and Eaton Retirement Contributions Account shall be vested pursuant to Section 7.03.
5.06    Change in Rate of Allotments    . A Participating Employee may change the rate of Basic or Supplementary Allotments by filing an election in accordance with rules prescribed by the Administrator. Such election made by an Eligible Employee shall become effective as soon as administratively practicable in accordance with procedures established by the Administrator. A Participating Employee may in the same manner suspend Basic and Supplemental Allotments, and the suspension will be effective as soon as administratively possible.
5.07    Rollovers. An Eligible Employee of an Employing Company may, upon approval of the Committee and submission of proof that the Rollover Amount came from another qualified plan, add a Rollover Amount to the Plan provided that such Rollover Amount is paid to the Trustee within 60 days of the date the employee received the qualifying rollover distribution as described in Section 1081.01(b) of the PRIRC. Rollovers shall be Vested at all times and shall not be subject to forfeiture.
5.08    The Committee’s Right to Redesignate or Return Contributions. Notwithstanding any provisions of this Article V to the contrary, the Administrator may repay to a Participating Employee any Basic or Supplementary Allotments if necessary to satisfy the participation and nondiscrimination requirements of Section 5.09 and Section 1081.01(d)(3) of the PRIRC.
5.09    Limitation on Basic and Supplementary Allotments    . The amounts repaid by the Administrator pursuant to Section 5.08 shall be the amounts necessary so that the Actual Deferral Percentage for Highly Compensated Eligible Employees (as herein defined below) of an Employing Company for the Plan Year bears a relationship to the Actual Deferral Percentage (as herein defined below) for all other Eligible Employees of an Employing Company for such Plan Year which satisfies either of the following tests:
(a)    The Actual Deferral Percentage for the Highly Compensated Eligible Employees is not more than 1.25 times the Actual Deferral Percentage of all other Eligible Employees.

(b)    The excess of the Actual Deferral Percentage for the Highly Compensated Eligible Employees over the Actual Deferral Percentage for all Eligible Employees does not exceed 2%, and the Actual Deferral Percentage for the Highly Compensated Eligible Employees is not more than 2 times the Actual Deferral Percentage of all other Eligible Employees.
5.10    Definitions. For the purpose of this Section 5.10, the following terms shall have the following meanings:
(a)    “Actual Deferral Percentage” shall mean the average of the ratios (calculated separately for each Eligible Employee in the Group) of (i) the amount of Basic and Supplementary Allotments in the Plan Year, to (ii) the Eligible Employee’s “Regular Stated Salary,” “Total Compensation” or any other measure of salary and wages permissible under PRIRC for the Plan Year.
(b)    “Highly Compensated Eligible Employees” shall mean Eligible Employees who are Highly Compensated Employees.
The same measure of compensation may be used to determine the Actual Deferral Percentage as is used to determine Highly Compensated Eligible Employees.
5.11    Insufficient Pay. The making of allotments from the pay of a Participating Employee shall be suspended if the pay is insufficient (after all other authorized deductions from pay) to permit the making of the full amount of such allotments.

ARTICLE VI

LIMITATION OF CREDITS TO PARTICIPATING EMPLOYEE’S ACCOUNT
6.01    Percentage and Dollar Limitations. Notwithstanding any other provision of the Plan, the maximum Amount Credited to the Account of any Participating Employee in any Plan Year shall not exceed the lesser of 30% of Total Compensation or the maximum imposed by the law as stated in Section 1081.01(d) of the PRIRC. Moreover, the following limits shall apply with respect to the Amount Credited to any Participating Employee:

For the taxable year beginning January 1, 2011	$10,000
For the taxable year beginning January 1, 2012	$13,000
For taxable years beginning January 1, 2013 and after	$15,000
6.02    Definition of Amount Credited. In determining the limitations of the preceding Section 6.01, the “Amount Credited” to a Participating Employee’s account shall mean all Basic Allotments and Supplementary Allotments.
6.03    Definition of Total Compensation. “Total Compensation” shall mean a Participating Employee’s regular wages or salary plus any commissions, shift differential, or overtime pay. Total Compensation shall not include bonuses or incentive awards. If a Participating Employee has a severance from employment with the Employing Company and all Affiliated

Corporations, Total Compensation shall not include amounts received by the Participating Employee following such severance from employment except amounts that would otherwise have been paid to the Participating Employee in the course of his employment and are regular compensation for service during the Participating Employee’s regular working hours, compensation for services outside the Participating Employee’s regular working hours (such as overtime or shift differential pay), commissions, bonuses, or other similar compensation, but only to the extent such amounts (1) would have been includable in Total Compensation if his employment had continued and (2) are paid following termination of employment during the 30 day administrative period, but not later than 2 1/2 months after such severance from employment. Total Compensation shall also include amounts that are payments for accrued bona fide sick, vacation or other leave, but only if (1) the Participating Employee would have been able to use such leave if his employment had continued, (2) such amounts would have been includable in Total Compensation if his employment had continued and (3) such amounts are paid within the period specified in the prior sentence. Notwithstanding any provision of the Plan to the contrary, effective January 1, 2012, the Total Compensation of a Participating Employee for a Plan Year shall not include any amount in excess of the applicable limit for the particular taxable year under Section 401(a)(17) of the Code, as adjusted by the U.S. Internal Revenue Service.
6.04    Reduction of Amounts Credited to Comply with Article VI Limitations. In the event that the Amount Credited (as defined in Section 6.02) to the Account of a Participating Employee is limited under this Article VI, the reduction of the Amount Credited will apply, to the extent required, in the following order:
(a)    credits resulting from Supplementary Allotments, which amounts shall be returned to the Participating Employee; and
(b)    credits resulting from Basic Allotments, which amounts shall be returned to the Participating Employee.

ARTICLE VII

EMPLOYING COMPANY AND EATON RETIREMENT CONTRIBUTIONS
7.01    Amount of Employing Company Contributions. Each Employing Company shall contribute on behalf of its Participating Employees an amount equal to 50% of the amount of the Basic Allotment from the pay of each Participating Employee. Employing Company Contributions shall not exceed 3% of Total Compensation for a Participating Employee. No Employing Company Contributions will be made with respect to Supplementary Allotments. Employing Company Contributions will be paid to the Trustee at the same time as the Basic Allotments to which they relate.
7.02    Eaton Retirement Contributions.

(a)    With respect to each payroll period beginning on or after the date an Eligible Employee becomes an ERC Eligible Participant (but not prior to April 1, 2013), the Employing Company shall make an Eaton Retirement Contribution for such ERC Eligible Participant in an amount equal to 4% of his Retirement Compensation for such payroll period. Eaton Retirement Contributions made pursuant to this Section 7.02 shall be allocated for each payroll period and credited to the Eaton Retirement Contributions Account of such ERC Eligible Participant when deposited in the Trust Fund for investment in accordance with Article VIII. Eaton Retirement Contributions shall be made in cash. All such Eaton Retirement Contributions with respect to a Plan Year shall be made no later than the due date (including extensions) for filing the income tax return of the Company for the taxable year coinciding with such Plan Year.
(b)    For purposes of this Section 7.02 the following definitions shall apply:
(1)    “ERC Eligible Participant” shall mean

(i)
a person who is classified by the Employing Company as an exempt employee for purposes of the Federal Fair Labor Standards Act, as amended (“FLSA”), and who first becomes an Eligible Employee on or after April 1, 2013;

(ii)	an Eligible Employee who first becomes an exempt employee for purposes of the FLSA on or after April 1, 2013; and

(iii)
an Eligible Employee who separated from employment with the Employing Companies and all Affiliated Companies, who upon rehire is classified by the Employing Company as an exempt employee for purposes of the FLSA and who following rehire first completes an Hour of Service on or after April 1, 2013;

but in each case only if such Eligible Employee is not then eligible to accrue benefits under the Pension Plan for Eaton Employees in Puerto Rico.
7.03    Vesting of Employing Company and Eaton Retirement Contributions. For purposes of the Plan, “Vested” shall mean that the Participating Employee has a nonforfeitable interest in an Account in the Plan. Employing Company Contributions and Eaton Retirement Contributions shall become Vested in accordance with the following schedule:

Years of Service	Vested Percentage
Less than three	0%
Three or more	100%

The Years of Service for any Eligible Employee who was a participant under the Prior Employing Company plan immediately prior to February 1, 1994, will be considered for vesting purposes.
7.04    Additional Vesting Rules. In addition to the provisions of Section 7.03, Employing Company Contributions and Eaton Retirement Contributions shall become 100% Vested upon the death of the Participating Employee or upon his attainment of age 65. Moreover, if a Participating Employee who is absent from employment as an Employee because of military service dies after December 31, 2006, while performing uniformed service (as described in Section 2.32), the Participating Employee shall be treated as having returned to employment as an Employee on the day immediately preceding his death for purposes of determining his vested interest in his Account and his Beneficiary’s eligibility for a death benefit under the Plan. Notwithstanding the foregoing, except as otherwise specifically provided in the Plan, such a Participating Employee shall not be entitled to additional contributions with respect to his period of military leave.
7.05    Military Service. A Participating Employee’s Years of Service shall be deemed to continue, and the Participating Employee shall continue to accumulate Years of Service for vesting purposes, during any period of service in the Armed Forces of the United States provided he returns to active service with the Employing Company within the time during which his right to reemployment is protected by law.

ARTICLE VIII

INVESTMENT OF ACCOUNTS
8.01    Initial Election    . Each Participating Employee shall, at the time he commences participation in the Plan, elect to have his monthly Basic Allotments, Supplementary Allotments, Employing Company Contributions, Eaton Retirement Contributions and/or Rollover Amount invested among the following Funds in whole percentage amounts:
(c)    the Fixed Income Fund;
(d)    the Eaton Common Shares Fund;
(e)    the Stock Index Fund;
(f)    the Balanced Index Fund;
(g)    the Developed Markets Index Fund; and
(h)    such other Funds as the Investment Committee shall designate.
A single election shall, until changed in accordance with Section 8.02, apply to all deposits made to a Participating Employee’s Account. In all cases, the Participating Employee assumes the risk of investing in these Funds. For purposes of this Section 8.01, an election in effect under the Prior Plan immediately prior to the transfer of assets and liabilities from the Prior Plan to the Plan shall apply to all deposits made to a Participating Employee’s Account under the Plan until changed in accordance with Section 8.02.
8.02    Changes in Investment Election. A Participating Employee may change his investment election with respect to future Basic Allotments, Supplementary Allotments, Employing Company Contributions and Eaton Retirement Contributions to

one or more of the other Funds permitted under Section 8.01. Any such change in investment election shall be made in the manner and form prescribed by the Administrator. A Participant’s change of investment election may be made once each business day and will be made effective as soon as practicable.
8.03    Changes in Investment of Account Balances    . A Participating Employee may direct that his Account in the Fixed Income Fund, Eaton Common Shares Fund, the Stock Index Fund, the Balanced Index Fund, and/or the Developed Markets Index Fund be redistributed to one or more Funds. An election to redistribute his Accounts shall be made in the manner and form prescribed by the Administrator and will be made effective as soon as practicable.
8.04    No Investment Election/Invalid Investment Election    . In the event a Participating Employee for any reason fails to make an investment election, or makes an invalid investment election with respect to any amounts to be credited to his Account, then such amounts shall be invested in accordance with an option determined by the Committee.
8.05    Diversification of Eaton Common Shares. The provisions of this Section 8.05 shall apply to any investment in Eaton Common Shares so long as such shares are publicly traded or treated as publicly traded under Code Section 401(a)(35). Notwithstanding any other provision of the Plan to the contrary, a Participating Employee whose Account is invested, in whole or in part, in the Eaton Common Shares Fund shall be permitted to divest such investments and re-invest such Account in other investment funds provided under the Plan. The Plan shall offer at least three investment fund options as alternatives to the Eaton Common Shares Fund. Each such alternative investment fund shall be diversified and shall have materially different risk and return characteristics. The Administrator shall notify each eligible Participating Employee of his diversification rights no later than 30 days prior to the date he is first eligible to divest his investment in Eaton Common Shares Fund, which shall describe the importance of diversifying the investment of retirement assets. The Plan shall not be treated as meeting the requirements of this Section 8.05 if the Plan imposes any restrictions or conditions on investment in the Eaton Common Shares Fund that do not also apply to investment in the other investment funds.
8.06    Investment in Puerto Rico Property    . Participating Employees upon distribution may take advantage of the provisions of Section 1081.01(b)(1)(B) of the PRIRC provided that the rules on investing retirement plan assets in property located in Puerto Rico under Section 1081.01(b)(1)(B) of the PRIRC have been adopted for the Plan.

ARTICLE IX

VOTING RIGHTS; TENDER OFFERS AND ERISA SECTION 404(c)
9.01    Voting Rights.
(c)    Subject to the right of an Investment Adviser to vote, or direct the Trustee to vote, any securities in any Fund (other than the Eaton Common Shares Fund) under the management and control of such Adviser, the

Trustee shall have the sole and exclusive right to vote any securities held in the Trust (other than Eaton Common Shares) in its discretion.
(d)    Notwithstanding any other provision of the Plan to the contrary, if any, all voting rights on Eaton Common Shares held in the Eaton Common Shares Fund shall be exercised by the Trustee only as directed by the Participating Employees acting in their capacity as “Named Fiduciaries” (as defined in Section 402 of ERISA) with respect to allocated shares in accordance with the following provisions of this Section 9.01(b):
(1)    As soon as practicable before each annual or special shareholders’ meeting of Eaton Corporation plc, the Trustee shall make available to each Participating Employee a copy of the proxy solicitation material sent generally to shareholders, together with a form requesting confidential instructions on how the Eaton Shares allocated to such Participating Employee’s Account are to be voted. Eaton Corporation plc and the Committee will cooperate with the Trustee to ensure that Participating Employees receive the requisite information in a timely manner. The materials furnished to the Participating Employees shall include a notice from the Trustee that the Trustee will vote any shares for which timely instructions are not received by the Trustee. Upon timely receipt of such instructions, the Trustee (after combining votes of fractional shares to give effect to the greatest extent to Participating Employees’ instructions) shall vote the shares as instructed. If voting instructions for Eaton Common Shares allocated to the Account of any Participating Employee are not timely received by the Trustee for a particular shareholders’ meeting , such shares shall be voted by the Trustee in the same proportion as those shares for which voting instructions are received. The instructions received by the Trustee from Participating Employees or Beneficiaries shall be held by the Trustee in strict confidence and shall not be divulged or released to any person including directors, officers or employees of Eaton Corporation plc, or of any other company, except as otherwise required by law.
(2)    With respect to all corporate matters submitted to shareholders, all Eaton Common Shares allocated to the Accounts of Participating Employees shall be voted only in accordance with the directions of such Participating Employees as Named Fiduciaries as given to the Trustee. Each Participating Employee shall be entitled to direct the voting of Eaton Common Shares (including fractional shares to 1/1000th of a share) allocated to his Account. With respect to Eaton Common Shares allocated to the Account of a deceased member, such Participant’s Beneficiary, as a Named Fiduciary, shall be entitled to direct the voting with respect to such allocated shares as if such Beneficiary were the Participating Employee.

9.02    Tenders and Exchanges.
(a)    All tender or exchange decisions with respect to Eaton Common Shares held in the Eaton Common Shares Fund shall be made only by the Participating Employees acting in their capacity as Named Fiduciaries in accordance with the following provisions of this Section 9.02:
(1)    In the event an offer shall be received by the Trustee (including a tender offer for Eaton Shares subject to Section 14(d)(1) of the Securities Exchange Act of 1934 or subject to Rule 13e-4 promulgated under that Act, as those provisions may from time to time be amended) to purchase or exchange any Eaton Shares held by the Trust, the Trustee will advise each Participating Employee who has Eaton Common Shares credited to such Participating Employee Account in writing of the terms of the offer as soon as practicable after its commencement and will furnish each Participating Employee with a form by which he may instruct the Trustee confidentially whether or not to tender or exchange Eaton Common Shares allocated to such Participating Employee’s Account. The materials furnished to the Participating Employees shall include (i) a notice from the Trustee that, except as provided in Paragraph (8) of this Section 9.02(a), the Trustee will not tender or exchange any Eaton Common Shares for which timely instructions are not received by the Trustee and (ii) such related documents as are prepared by any person and provided to the shareholders of Eaton Corporation plc pursuant to the Securities Exchange Act of 1934. The Committee and the Trustee may also provide Participating Employees with such other material concerning the tender or exchange offer as the Trustee of the Committee in its discretion determines to be appropriate; provided, however, that prior to any distribution of materials by the Committee, the Trustee shall be furnished with sufficient numbers of complete copies of all such materials. Eaton Corporation plc and the Committee will cooperate with the Trustee to ensure that Participating Employees have access to the requisite information in a timely manner.
(2)    The Trustee shall tender or not tender shares or exchange Eaton Common Shares allocated to the Account of any Participating Employee (including fractional shares to 1/1000th of a share) only as and to the extent instructed by the Participating Employee as a Named Fiduciary. With respect to Eaton Common Shares allocated to the Account of a deceased Participating Employee, such Participating Employee’s Beneficiary, as a Named Fiduciary, shall be entitled to direct the Trustee whether or not to tender or exchange such shares as if such Beneficiary were the Participating Employee. If tender or exchange instructions for Eaton Common Shares allocated to the Account of any Participating Employee are not timely received by the Trustee, the Trustee shall treat the non-receipt as a direction not to tender or exchange such shares. The instructions received by the Trustee from Participating Employees or Beneficiaries shall be held by the Trustee in strict confidence and shall not be divulged or released to any person, including directors, officers or employees of Eaton Corporation plc, or of any other company, except as otherwise required by law.
(3)    In the event, under the terms of a tender offer or otherwise, any Eaton Common Shares tendered for sale, exchange or transfer pursuant to such offer may be withdrawn from such offer, the Trustee shall follow such instructions respecting the withdrawal of such securities from such offer in the same manner and the same proportion as shall be timely received by the Trustee from the Participating Employees, as Named Fiduciaries, entitled under this Section 9.02 to give instructions as to the sale, exchange or transfer of securities pursuant such offer.
(4)    In the event that an offer for fewer than all of the Eaton Common Shares held by the Trustee shall be received by the Trustee, each Participating Employee who has been allocated any Eaton Common Shares subject to such offer shall be entitled to direct the Trustee as to the acceptance or rejection of such offer (as provided by either of Section 9.02(a)(1) or (2) with respect to the largest portion of such Eaton Common Shares as may be possible given the total number or amount of Eaton Common Shares the Plan may sell, exchange or transfer pursuant to the offer based upon the instructions received by the Trustee from all other Participating Employees who shall timely instruct the Trustee pursuant to this Section 9.02(a) to sell, exchange or transfer such shares pursuant to such offer, each on a pro rata basis in accordance with the number or amount of such shares allocated to his Accounts.
(5)    In the event an offer shall be received by the Trustee and instruction shall be solicited from Participating Employees pursuant to any of Sections 9.02(a)(1) through (4) regarding such offer, and prior to termination of such offer, another offer is received by the Trustee for the securities subject to the first offer, the Trustee shall use its best efforts under the circumstances to solicit instructions from the Participating Employees to the Trustee (i) with respect to securities tendered for sale, exchange or transfer pursuant to the first offer, whether to withdraw such tender, if possible, and, if withdrawn, whether to tender any securities so withdrawn for sale, exchange or transfer pursuant to the second offer and (ii) with respect to securities not tendered for sale, exchange or transfer pursuant to the first offer, whether to tender or not to tender such securities for sale, exchange or transfer pursuant to the second offer. The Trustee shall follow all such instructions received in a timely manner from Participating Employees in the same manner and in the same proportion as provided in Section 9.02(a)(1) through (3). With respect to any further offer for any Eaton Common Shares received by the Trustee and subject to any earlier offer (including successive offers from one or more existing offers), the Trustee shall act in the same manner as described above.

(6)    A Participating Employee’s instructions to the Trustee to tender or exchange Eaton Common Shares will not be deemed a withdrawal or suspension from the Plan or a forfeiture of any portion of the Participating Employee’s interest in the Plan. Funds received in exchange for tendered shares will be credited to the Account of the Participating Employee whose shares were tendered and will be used by the Trustee to purchase Eaton Common Shares, as the case may be, as soon as practicable. In the interim, the Trustee will invest such funds in short-term investments permitted under the Trust Agreement.
(7)    The Trustee shall take all steps necessary, including appointment of a corporate trustee and/or an outside independent administrator to the extent such action, after consultation with Eaton is found necessary to maintain confidentiality of Participating Employee responses and/or to adequately discharge their obligations as Named Fiduciary.
(8)    Subject to the provisions of the Trust Agreement, in the event that Eaton Corporation plc initiates a tender or exchange offer for Eaton Common Shares, the Trustee may, in its sole discretion, enter into an agreement with Eaton Corporation plc not to tender or exchange any Eaton Common Shares in such offer, in which event, the foregoing provisions of this Section 9.02 shall have no effect with respect to such offer and the Trustee shall not tender or exchange any Eaton Common Shares in such offer.
9.03    Information Provided Under ERISA Section 404(c).
(a)    Participant’s Opportunities to Exercise Control. The Investment Committee shall communicate its rules to Participants in a manner calculated to ensure that each Participant has a reasonable opportunity to direct the investment of his Accounts. In addition, if the Investment Committee determines that Participants shall exercise direction and control over the investment of their Accounts in a manner intended to insulate Plan fiduciaries from liability for investments under Section 404(c) of ERISA, it shall provide Participants with:
(1)    A statement that the Plan is intended to constitute a plan described in Section 404(c) of ERISA and that the Plan’s fiduciaries may be relieved of liability for any losses which are the direct and necessary result of investment instructions given by the Participant;
(2)    A description of the investment funds under the Plan and a general description of the investment objectives and risk and return characteristics of each such fund, including information relating to the type and diversification of assets comprising the investment fund;
(3)    The identity of each investment fund’s Investment Manager;

(4)    An explanation of any specified limitations on transfers to or from a designated investment fund and any restrictions on the exercise of voting, tender and similar rights appurtenant to the Participant’s investment in the investment fund;
(5)    A description of any transaction fees and expenses which affect the Participant’s Accounts in connection with purchases or sales of interests in the investment funds;
(6)    In the case of an investment fund which is subject to the Securities Act of 1933, and in which the Participant has no assets invested immediately following or immediately prior to the Participant’s initial investment in that fund, a copy of the most recent prospectus provided to the Plan; and
(b)    Additional Information Provided Upon Request. If the Investment Committee determines that Participants shall exercise direction and control over the investment of their Accounts in a manner intended to insulate Plan fiduciaries from liability for investments under Section 404(c) of ERISA, it shall provide Participants, upon their request, with the following information:
(3)    A description of the annual operating expenses of each investment fund (e.g., investment management fees, administrative fees, transaction costs) which reduce the rate of return to Participants, and the aggregate amount of such expenses expressed as a percentage of average net assets of the fund;
(4)    Copies of any prospectuses, financial statements and reports, and of any other materials relating to the investment funds, to the extent such information is provided to the Plan;
(5)    A list of the assets comprising the portfolio of each investment fund and the value of each such asset; and
(6)    Information concerning the value of shares or units in the investment funds, as well as the past and current investment performance of such funds, determined, net of expenses, on a reasonable and consistent basis.

ARTICLE X

ACCOUNTS AND RECORDS OF PLAN
10.01    Accounts and Records    . The Accounts and records of the Plan shall be maintained by the Plan Administrator and shall accurately disclose the status of the Account of each Participating Employee in the Plan. Each Participating Employee shall be advised from time to time, at least once during each quarter, as to the status of the Participating Employee’s Account.
10.02    Payment of Fees and Expenses    . Expenses of administering the Plan, including the fees and expenses of the Trustee and any insurance company or companies, may be paid by any and all of the Employing Companies in such proportions as they shall agree upon or, at the option of the Employing Companies, such expenses may be paid by the Plan.
10.03    Valuation; Allocation of Investment Earnings and Losses    . Accounts and Funds shall be valued as of each Valuation Date. Earnings, gains, and losses (realized or unrealized) for each Fund shall be allocated to the portion (“subaccount”) of a Participating Employee’s Account maintained with respect to that Fund, in the same ratio that the value of the Participating Employee’s subaccount (determined as of the Valuation Date) bears to the sum of the values of all Participating Employees’ subaccounts maintained with respect to the Fund. For the purpose of determining this ratio, the value of a subaccount shall be determined in accordance with uniform rules established by the Plan Administrator.
10.04    Valuation of Investments and Credits to Accounts.
(c)    As of each Valuation Date, the value of each of the investments in each of the Participating Employee’s Accounts shall be determined after reflecting any redistributions, withdrawals, or contributions made since the prior valuation.
(d)    As of each Valuation Date, the appropriate Accounts of each Participating Employee shall be credited with amounts directed to the Fixed Income Fund, the Stock Index Fund, the Balanced Index Fund and the Developed Markets Index Fund plus any interest accrued since the prior valuation.
(e)    As of each Valuation Date, the appropriate Account of each Participating Employee shall be credited with that number of shares of Eaton Common Shares that is equivalent in value to the cash in each account together with any cash dividends, proceeds from the sale of warrants or rights and other income since the prior valuation from the shares of Eaton Common Shares credited to such Account. Any shares dividend distributed or shares split made during such period shall be credited; any such credit shall be made on the same basis as such shares dividend was distributed or such shares split was made.

ARTICLE XI

WITHDRAWAL AND DISTRIBUTION
11.01    Payments. All withdrawals from the Plan during employment shall be paid in cash based on Account values as of the Valuation Date immediately preceding the date of actual payment to the Participating Employee. All distributions from the Plan upon retirement, termination, or death shall be paid in cash and/or shares based on Account values as of the Valuation Date immediately preceding the date of actual payment to the Participating Employee or beneficiary(ies).
11.02    Withdrawals During Employment.
(a)    Withdrawal Events. A Participating Employee may elect to withdraw all or a portion of the Vested Portion of his Account only in the case of Hardship as defined in Paragraph (c) below and determined by the Committee, provided, however, that no portion of his Eaton Retirement Contributions Account may be so withdrawn.
(b)    Election to Withdraw. If a Participating Employee elects to make a withdrawal pursuant to Paragraph (a), the withdrawal shall be distributed as soon as administratively possible after the withdrawal is approved by the Administrator and shall be processed on the Valuation Date immediately following the date of that approval. Amounts will be withdrawn from the Participating Employees’ accounts in the following order:
(1)    Rollover Account;
(2)    Allotments Account (supplementary and basic);
(3)    Company Contributions transferred from Westinghouse;
(4)    Employing Company Contributions Account.
Withdrawals from the Participating Employee’s Accounts will be prorated among the Funds. A Participating Employee who fulfills the requirements of Paragraph (a) above may make an election to withdraw amounts only twice in every Plan Year but not more than once per quarter.
(c)    Definition of Hardship. Any Participant who suffers a financial hardship, as defined in this paragraph, may request a withdrawal according to Section 11.02(b). Such request will be made by written notice to the Administrator setting forth the amount requested and the facts establishing the existence of such hardship. Upon receipt of such a request, the Administrator will determine whether a financial hardship exists; if the Administrator determines that such a hardship does exist. It will further determine what portion of the amount requested by the Participant is required to meet the need created by the hardship, and will direct the Trustee to distribute to the Participant the amount determined to be required. However, such determination will be made by the Committee in its absolute discretion provided that:
(1)    such determination is made in accordance with uniform and nondiscriminatory standards established by the Committee;
(2)    the distribution cannot exceed the amount required to meet the immediate financial needs created by the Hardship;
(3)    the funds needed are not reasonably available from other resources of the Participating Employee;
(4)    such Hardship determination meets the definition of the term under Section 1081.01(d) of the PRIRC, including proposed regulations, final regulations, ruling, and cases etc., thereunder; and
(5)    such Hardship withdrawals are limited to the following purposes:

(i)
to purchase an existing structure that will be used as the principle residence of the Participating Employee, or the cost of construction of a home that will be used as the principle residence of the Participating Employee,

(ii)	to provide college education for the Participating Employee or an eligible dependent of the Participating Employee,

(iii)	to prevent eviction from or foreclosure on the participating employees principle residence or foreclosure on the mortgage of the participating employees principle residence,

(iv)	to provide for uninsured medical expenses for participating employee or eligible dependent, and

(v)	to provide for funeral expenses for an immediate family Participating Employee.
(d)    Amount Available for Withdrawal. The most recent administrative reports shall be used to determine the amount available for withdrawal.
(e)    Payment of Withdrawal to Participant. A withdrawal shall be paid to a Participating Employee as soon as administratively possible after approval.
(f)    Limitation of Amount Withdrawn. The Administrator will use the most recent administrative reports to determine the amount available for withdrawal. If accurate administrative reports are not available at the time of the determination of the amount available for withdrawal, then the Administrator may limit the withdrawal to 70% of the amount available according to the most recent accurate reports.
(g)    Suspension. Following a Hardship Withdrawal, Participating Employee shall be suspended from authorizing further Allotments hereunder or making contributions under any other Plan of Eaton or an Affiliated

Corporation (other than health or welfare benefit plans) for a period of 12 months from the date of such withdrawal.
11.03    Effect of Withdrawals    . A Participating Employee who makes a withdrawal pursuant to Paragraph (a) of Section 11.02 shall not be subject to any forfeiture benefits.
11.04    Distribution upon Retirement or Termination.
(c)    Distribution of Vested Amounts. If a Participating Employee retires or his employment is terminated, and his vested account value does not exceed $5,000, then the Vested Portion of his Account less any mandatory tax withholding shall be distributed to him as soon as practicable following the date of retirement or termination, provided that distributions of this kind shall be made annually. If a Participating Employee has an account value of at least $5,000, then he may elect to defer distribution to age 65. The Administrator shall notify him of his right to defer distribution and the consequences of failing to defer.
(d)    Forfeiture of Non-Vested Portion. When a distribution is made pursuant to Paragraph (a), any Non-Vested Portion of his Account shall be forfeited.
(e)     Lump sum distributions as a consequence of termination of employment or termination of the Plan will be subject to a twenty percent (20%) mandatory tax withholding. If total distribution includes employer stock, that portion of the total distribution consisting of employer stock shall be excluded from the total distribution for purposes of the tax computation. Also, any prepaid amount shall also be taken into consideration for purposes of computing the tax.
(f)    Upon written direction by the Participating Employee, cash shall be paid in lieu of Eaton Common Shares in an amount equivalent to the value thereof on the Valuation Date preceding distribution.
(g)    All distributions will be paid in a single lump sum.
11.05    Distribution on Death of a Participating Employee    . In case of the death of a Participating Employee while in the employment of a Employing Company, his entire Account balance shall be distributed in a lump sum to the beneficiary(ies) he has designated in writing or, if no designation has been made, then to his estate. Upon written direction by the beneficiary(ies), cash shall be paid in lieu of Eaton Common Shares in an amount equivalent to the value on the Valuation Date preceding distribution.
11.06    Restoration of Forfeited Amounts    . Notwithstanding any other provision of the Plan relating to the forfeiture of the Non-Vested Portion of an Account, all Employing Company Contribution and Eaton Retirement Contributions amounts forfeited shall subsequently be restored to the employee’s Account, through contributions of the Employing Company, if such employee is rehired by an Employing Company or an Affiliated Corporation.

Upon rehire, the Eligible Employee’s Account shall be credited with the amount previously forfeited and it shall be invested in accordance with the Participating Employee’s current election under Section 8.01.
11.07    HEART Act Reservist Withdrawals    . Notwithstanding any other provision of the Plan to the contrary, in accordance with procedures established by the Committee and subject to the provisions of this Section 11.07, a Participating Employee who is a member of a reserve component (as defined in Section 101 of Title 37 of the United States Code), who has been on active duty for a period of at least 30 days, may apply for a withdrawal in an amount from his accounts that is attributable to Basic Allotments and Supplementary Allotments. Any distribution made pursuant to this Section 11.07 must be made during the period beginning on the 30th day of active duty and ending on the close of his active duty period. Further, for a period of at least six (6) months after his receipt of the withdrawal, such Participating Employee’s Basic Allotments and Supplementary Allotments are suspended and the Participating Employee shall be prohibited, under the terms of an otherwise legally enforceable agreement, from making elective contributions to all other plans maintained by the Company. For this purpose, the phrase “plans maintained by the Company” means all qualified and nonqualified plans of deferred compensation maintained by the Company or any Affiliated Corporation, including a cash or deferred arrangement that is part of a cafeteria plan within the meaning of PRIRC Section 1031.06 and including a stock option, stock purchase, or similar plan maintained by the Company or any Affiliated Corporation.
11.08    Direct Rollovers    . Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this Section 11.08, a distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover, provided that any direct rollover shall be made in accordance with all applicable statutory and regulatory requirements, subject to such administrative rules as may be adopted by the Pension Administration Committee.
Definitions:

(a)    Eligible rollover distribution: An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee that is payable to a distributee due to the Participating Employee’s separation from service.
(b)    Eligible retirement plan: An eligible retirement plan is an individual retirement account described in PRIRC Section 1081.02 or Section 1081.03, or a qualified trust described in PRIRC Section 1081.01(a) that accepts the distributee’s eligible rollover distribution. Notwithstanding anything herein to the contrary, only one eligible retirement plan may be designated with respect to any eligible rollover distribution.
(c)    Distributee: A distributee includes a Participating Employee and his Beneficiary.

(d)    Direct rollover: A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee. Notwithstanding anything herein to the contrary, only one direct rollover may be made with respect to any eligible rollover distribution.

ARTICLE XII

APPLICATION OF FORFEITED CONTRIBUTIONS
12.01    Application of Forfeited Amounts    . All amounts forfeited under the Plan by a Participating Employee shall be applied as a credit to reduce subsequent contributions of the Employing Company. In the event the Plan is terminated, any forfeitures not applied prior thereto to reduce an Employing Company’s contributions may be credited pro rata to the Accounts of the Participating Employees in proportion to the amounts of its contributions or the size of its Accounts as determined by the Administrator. In addition, the Administrator may allocate other amounts not arising from contributions or related investment returns on a pro rata basis.

ARTICLE XIII

ADMINISTRATION BY TRUSTEE
13.01    Trust Agreement    . The Company has entered into a trust agreement with Banco Popular de Puerto Rico to serve as Trustee under the Plan. The trust agreement provides, among other things, that all funds received by the Trustee thereunder will be held by the Trustee and that no part of the corpus or income of the trust held by the Trustee shall be used for, or diverted to, purposes other than for the exclusive benefit of Participating Employees or their beneficiaries. Eaton shall have authority to remove such Trustee or any successor Trustee, and any Trustee or any successor Trustee may resign. Upon removal or resignation of a Trustee, Eaton shall appoint a successor Trustee.
13.02    Temporary Investments and Uninvested Funds    . The Trustee temporarily may hold in cash, may deposit at reasonable rates with banks, including deposits with itself or affiliated banks, and may invest in short-term investments, either directly or through a commingled trust fund maintained by the Trustee, funds received for investment in the Funds. The Trustee may keep uninvested an amount of cash sufficient in its opinion to enable it to carry out the purposes of the Plan. No income shall accrue to an account of any Participating Employee on such uninvested funds.
13.03    Audit of the Plan    . Eaton shall select a firm of independent certified public accountants to examine and report on the financial position and the results of operations of the Plan.

ARTICLE XIV

TRANSFERS AMONG AFFILIATED COMPANIES
14.01    General Rule    . Transfer by a Participating Employee from one Employing Company to another Employing Company shall not affect participation under the Plan.

14.02    Transfer to Affiliated Corporation of Eaton Which is Not an Employing Company    . In the event a Participating Employee is transferred from an Employing Company to a corporation which is affiliated with Eaton, and such transferee Company is not an Employing Company, then all such employees’ rights under the Plan shall continue except that he shall no longer be entitled to make any allotments or to receive Employing Company Contributions or Eaton Retirement Contributions. The Participating Employee will continue to earn Years of Service under this Plan for the period of employment with the Affiliated Corporation.
14.03    Transfer from an Affiliated Corporation of Eaton Which is Not an Employing Company    . In the event an Eligible Employee has been transferred from an Affiliated Corporation of Eaton which is not an Employing Company, the period of employment with the Affiliated Corporation will be included in Years of Service under this Plan.

ARTICLE XV

DESIGNATION OF BENEFICIARIES
15.01    Designation of Death Benefit Beneficiary    . A Participating Employee may designate a beneficiary or beneficiaries to receive all or part of the amounts credited to the Participating Employee’s Accounts in case of death. A designation of beneficiary may be replaced by a new designation or may be revoked by the Participating Employee at any time. However, if the Participating Employee is married and he is designating as beneficiary a person other than his spouse, the designation is not valid unless spousal consent is provided. For these purposes, “spousal consent” means the written consent given by the Participating Employee’s spouse to the designation made by the Participating Employee of a specified beneficiary. Such consent shall be duly witnessed by a Plan representative or notary public and shall acknowledge the effect on the spouse of the Participating Employee’s election. Any consent by a spouse shall be effective only with respect to such spouse. In the case of death of the Participating Employee, the amount of the Participating Employee’s Accounts with respect to which a designation of beneficiary has been made (to the extent it is valid and enforceable under applicable law) shall be distributed in accordance with the Plan to the designated beneficiary or beneficiaries. For purposes of this Section 15.01, a designation made under the Prior Plan that was in effect immediately prior to the transfer of assets and liabilities from the Prior Plan to the Plan shall be given effect under this Plan until modified.
15.02    Forms to be Used    . A designation or revocation shall be on a Prescribed Form signed by the Participating Employee and delivered to the Payroll Office prior to death.
15.03    Failure to Designate Beneficiary; Disputes    . The amount in a Participating Employee’s Account distributable upon death and not subject to a valid designation shall be distributed to the Participating Employee’s estate. If there shall be any question as to the legal right of any beneficiary or beneficiaries to receive a distribution under the Plan the amount in question may be paid to the estate of the Participating Employee, in which event the Trustee and the Employing Company shall have no further liability to anyone with respect to such amount.

ARTICLE XVI

BENEFITS NOT ASSIGNABLE
16.01    No Assignment. No benefit or interest available hereunder will be subject to assignment or alienation, garnishment, attachment, execution or levy of any kind, and any attempt to cause such benefits to be so subjected will not be recognized, except to such extent as may be required by law. The preceding sentence shall also apply to the creation, assignment, or recognition of a right to any benefit payable to a Participant with respect to a domestic relations order, unless such order is determined to be a Qualified Domestic Relations Order, as defined in ERISA Section 206(d)(3).

ARTICLE XVII

MODIFICATION OR MERGER OF PLAN
17.01    Modification. The Company may amend or modify the Plan, provided that no part of the corpus or income attributable to any funds received by the Trustee for the purposes of the Plan shall be used for, or diverted to, purposes other than for the exclusive benefit of Participating Employees or their beneficiaries. The Board may delegate authority to the Committee with respect to amendment or modification of the Plan. Any such amendment or modification shall be effective at such date as the Company or the Committee may determine. No modification or amendment may result in a retroactive reduction of benefits attributable to contributions heretofore made.
17.02    Notice of Modification. Notice of any modification of the Plan shall be given promptly to the other Employing Companies, the Plan Administrator and the Trustee and, except for changes of a minor nature which do not adversely affect their interests, shall also be given to all Participating Employees and designated beneficiaries of deceased Participating Employees.
17.03    Merger; Spin-Off. There shall be no merger or consolidation of the Plan with, or transfer of assets or liabilities of the Plan to, any other plan unless each Participating Employee would (if the Plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit the Participating Employee would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).

ARTICLE XVIII

DISCONTINUANCE AND TERMINATION
18.01    Discontinuance and Termination. The Plan is adopted with the expectation that it will be continued indefinitely but the continuance of the Plan and the payment of any contributions hereunder is not assumed as a contractual obligation by any Employing Company. Each Employing Company reserves the right to discontinue its contributions under the Plan, and the Board reserves the right to terminate the Plan at any time. An Employing Company may determine to discontinue further contributions under the Plan without discontinuing the Plan as to contributions therefore made or with respect to further contributions by any other Employing Company. If the Plan is terminated, then the interest of each Participating Employee in the Trust Fund shall be fully vested and such termination shall not reduce the interest of any Participating Employee or their beneficiaries accrued under the Plan up to the date of such termination.

ARTICLE XIX

ADMINISTRATION
19.01    Committee. The Plan shall be administered by the Committee which shall be appointed and may be removed by the Board. Members of the Committee may be Participants in the Plan, and may resign at any time upon notice in writing to Eaton. The Committee shall act by a majority of its members. The Committee shall be the administrator for purposes of ERISA.
19.02    Fiduciary Responsibility.
(a)    The Committee shall be the “Named Fiduciary,” as that term is defined in Section 402(a)(2) of ERISA, for the general administration of the Plan. The Committee shall have no responsibility for or control over the investment of the Plan assets held in the funds established hereunder.

(b)    The Investment Committee shall be appointed and may be removed by the Board, and shall be the “Named Fiduciary,” as that term is defined in Section 402(a)(2) of ERISA, with respect to the control or management of the assets of the Plan, and with respect to the selection, retention or replacement of the Trustee, and any Investment Manager. The Investment Committee shall have the exclusive authority and responsibility:
(1)    to appoint and remove Investment Managers with respect to the Plan, and the Trustee or any successor Trustee under the Trust Agreement; and

(2)    to direct the segregation of all or a portion of the assets of any Investment Fund into an Investment Manager account or accounts at any time and from time to time, and to add to or withdraw assets from such Investment Manager account or accounts as it deems desirable or appropriate.
(c)    The Committee, the Investment Committee and any other persons who jointly or severally have authority to control and manage the operation and administration of the Plan may allocate to and among any one or more of them their respective fiduciary responsibilities, other than the power to appoint an Investment Manager, to manage or control Trust assets under the Plan, and may designate others to carry out fiduciary responsibilities, other than such “trustee responsibilities,” under the Plan. Such allocation and designation, respectively, shall be effected by written instruments, copies of which shall be delivered to Eaton, such committee of the Board, such committee of officers, or such officers of Eaton as shall be designated by the Board. Such persons, and fiduciaries designated by such persons as above provided, may employ others to render advice to them relative to their respective responsibilities under the Plan.
19.03    Committee Power and Rules    . The Committee is authorized to make such uniform rules as may be necessary to carry out the provisions of the Plan and shall determine any questions arising in the administration, interpretation, and application of the Plan, which determinations shall be conclusive and binding on all parties, subject to the right of a party to pursue a claim under ERISA. The Committee shall have absolute discretion in carrying out its responsibilities. The Committee is also authorized to adopt such uniform rules as it may consider necessary or desirable for the conduct of its affairs and the transaction of its business, including, but not limited to, the power on the part of the Committee to act without formally convening and to provide that action of the Committee may be expressed by written instrument signed by a majority of its members. It shall elect a Secretary, who need not be a member of the Committee, who shall record the minutes of its proceedings and shall perform such other duties as may from time to time be assigned to him. The Committee may retain legal counsel (who may be counsel to Eaton) when and if the Committee finds it necessary or convenient to do so, and may also employ such other assistants, clerical or otherwise, as it may deem needed, and expend such monies as may be required for the proper performance of its work. Such costs and expenses shall be borne by the Employing Companies, as determined by Eaton.
19.04    Reliance. To the extent permitted by law, the Committee, the Investment Committee, the Trustee, the boards of directors of the Employing Companies and their respective officers and employees shall not be liable for the directions, actions, or omissions of any agent, legal or other counsel, accountant, actuary, or any other expert who has agreed to the performance of administrative duties in connection with the Plan or Trust. The Committee, the Investment Committee, the Trustee, the board of directors of the Employing Companies, and the Employing Companies and their respective officers and employees shall be entitled to rely upon all information and advice which may be given by such experts and shall be fully protected in respect to any action taken or suffered by them in good faith reliance upon any such information or advice. All actions so taken or suffered shall be conclusive upon each of them and upon all Participating Employees, and other persons having or claiming to have any interest in or under the Plan.
19.05    Indemnification. Each member of the Committee and the Investment Committee and any other employee of Eaton or an Employing Company shall be fully indemnified by his employer against all liabilities, costs and expenses (including defense costs but excluding any amount representing a settlement unless such settlement be approved by his employer) imposed upon him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a member of the Committee, the Investment Committee or other employee arising out of any act, or failure to act, in good faith with respect to the Plan to the full extent of the law. The foregoing rights of indemnification shall not be exclusive of other rights to which any member of the Committee, the Investment Committee, or employee may be entitled as a matter of law, contract, or otherwise.
19.06    Claims Review Procedure. Except to the extent that the provisions of any collective bargaining agreement provide another method of resolving claims for benefits under the Plan, the provisions of this Section shall control with respect to the resolution of such claims. Whenever a claim for benefits under the Plan filed by any person (herein referred to as the “Claimant”) is denied, whether in whole or in part, the Sponsor shall transmit a written notice of such decision to the Claimant within 90 days of the date the claim was filed or, if special circumstances require an extension, within 180 days of such date, which notice shall be written in a manner calculated to be understood by the Claimant and shall contain a statement of (i) the specific reasons for the denial of the claim, (ii) specific reference to pertinent Plan provisions on which the denial is based, and (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such information is necessary. The notice shall also include a statement advising the Claimant that, within 60 days of the date on which he receives such notice, he may obtain review of such decision in accordance with the procedures hereinafter set forth. Within such 60‑day period, the Claimant or his authorized representative may request that the claim denial be reviewed by filing with the Committee a written request therefor, which request shall contain the following information:
(a)    the date on which the Claimant’s request was filed with the Committee; provided, however, that the date on which the Claimant’s request for review was in fact filed with the Committee shall control in the event that the date of the actual filing is later than the date stated by the Claimant pursuant to this paragraph;

(b)    the specific portions of the denial of his claim which the Claimant requests the Committee to review;

(c)    a statement by the Claimant setting forth the basis upon which he believes the Committee should reverse the previous denial of his claim for benefits and accept his claim as made; and
(d)    any written material (offered as exhibits) which the Claimant desires the Committee to examine in its consideration of his position as stated pursuant to paragraph (c) of this Section.
Within 60 days of the date determined pursuant to paragraph (a) of this Section or, if special circumstances require an extension, within 120 days of such date, the Committee shall conduct a full and fair review of the decision denying the Claimant’s claim for benefits and shall render its written decision on review to the Claimant. The Committee’s decision on review shall be written in a manner calculated to be understood by the Claimant, shall specify the reasons and Plan provisions upon which the Committee’s decision was based and shall include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Claimant’s claim for benefits.
19.07    Additional Capacities    . Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan (including service both as a Trustee and as a Plan Administrator).
19.08    Notices to Committee    . Communications to the Committee shall be addressed to Eaton Corporation, Pension Administration Committee, 1000 Eaton Boulevard, Cleveland, Ohio 44122. The Secretary of the Committee is hereby designated as agent for service of legal process with respect to any claims arising under the Plan.
19.09    Governing Law. The Plan shall be governed by the laws of Puerto Rico, to the extent not superseded by US laws, and applicable federal law.
19.10    Notices to Participating Employees. Notices and statements to be given, made or delivered to a Participating Employee shall be deemed made or delivered when addressed to the Participating Employee, and mailed by ordinary mail or certified mail, to the Participating Employee’s last known business or home address.
19.11    Commonwealth of Puerto Rico Secretary of the Treasury. This Plan has been adopted subject to the condition that the Commonwealth of Puerto Rico Secretary of the Treasury issues a favorable determination letter on the Plan in the form set forth in this document and, if the Commonwealth of Puerto Rico Secretary of the Treasury refuses to do so, the Employing Company shall have the right to retroactively declare this Plan null and void and thereafter to direct the Trustees to refund all 1081.01(d) Contributions previously made under this Plan to those Employees on whose behalf such 1081.01(d) Contributions were made and to refund all Employing Company Contributions and Eaton Retirement Contributions previously made under this Plan to the Employing Company.
19.12    Rights Terms. Neither the establishment of the Plan or the Trust, nor any amendment thereof, nor the creation of any fund or account, nor the payment of any benefits, will be construed as giving to any Participant or any other person any legal or equitable right against Eaton, Administrator or Trustees, except as provided herein, and in no event will the terms of employment or service of any participant be modified or in any way be affected hereby. It is a condition of the Plan, and each Participant expressly agrees by his participation herein, that each Participant will look solely to the assets held in the Trust for the payment of any benefit to which he is entitled under the Plan.
19.13    Issuance of Eaton Common Shares. Notwithstanding any other provision of this Plan, (a) Eaton Corporation plc shall not be obliged to issue any shares unless at least the par value or nominal value of such newly issued share has been fully paid in advance in accordance with applicable law and (b) Eaton Corporation plc shall not be obliged to issue or deliver any shares until all legal and regulatory requirements associated with such issue or delivery have been complied with to the satisfaction of the Committee.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed this ______ day of March, 2013.

PENSION ADMINISTRATION COMMITTEE

By:
Cindy K. Brabander, Committee Chair

APPENDIX A
The following companies have been designated by Cutler-Hammer Electrical Company to be Employing Companies in the Plan with respect to employees rendering service in Puerto Rico:
Cutler-Hammer Electrical Company
Eaton Corporation

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